Exhibit 99.1
For Immediate Release

Press Release

Roka Bioscience Reports Fourth Quarter and Full Year 2016 Financial Results
Full Year Revenue Increased by 21%

Warren, NJ - March 9, 2017 - (PR Newswire) - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the three months and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Results:

Revenue for the quarter ended December 31, 2016 was $1.9 million compared with $1.5 million for the fourth quarter of 2015. As of December 31, 2016, the Company had 53 instruments placed with customers under commercial agreements compared to 41 instruments as of December 31, 2015.

Total operating expenses for the fourth quarter of 2016 were $9.3 million compared with $11.8 million in the fourth quarter of 2015. Net loss applicable to common shareholders for the fourth quarter of 2016 was 13.3 million, or $3.72 per share, compared with a net loss of $10.0 million, or $5.77 per share, in the fourth quarter of 2015. Deemed dividends recorded in connection with issuance of preferred shares in the third quarter of 2016 had an impact of $5.9 million on net loss applicable to common shareholders, or $1.64 per share, for the fourth quarter of 2016.

Full Year 2016 Financial Results:

For the year ended December 31, 2016 revenue increased 21% to $7.2 million compared with $6.0 million in 2015. Total operating expenses for the year ended December 31, 2016 were $36.7 million compared with $41.3 million in 2015. Net loss applicable to common shareholders for the year ended December 31, 2016 was $38.5 million, or $17.42 per share, compared with a net loss of $36.6 million, or $21.18 per share, in 2015. Deemed dividends recorded in connection with issuance of preferred shares in the third quarter of 2016 had an impact of $7.7 million on net loss applicable to common shareholders, or $3.50 per share, for the year ended December 31, 2016.

As of December 31, 2016, the Company had cash and cash equivalents and marketable securities of $24.8 million compared with $32.3 million at December 31, 2015.

Conference Call
Roka Bioscience will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and answer questions. During the conference call, material information concerning the Company, its operations, strategies and prospects may be discussed. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the conference call will be available after the completion of the call by dialing 1-877-344-7529 (domestic) and 1-412-317-0088 (international). The replay access code is 10102626. An online archive of the conference call will also be available at http://rokabio.investorroom.com.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:

Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$1,906	$1,501	$7,242	$5,985
Operating expenses:
Cost of revenue	1,866	2,312	7,974	7,704
Research and development	2,147	1,866	7,253	7,689
Selling, general and administrative	4,326	6,325	17,739	21,778
Amortization of intangible assets	939	937	3,758	3,748
Impairment of goodwill	—	360	—	360
Total operating expenses	9,278	11,800	36,724	41,279
Loss from operations	(7,372)	(10,299)	(29,482)	(35,294)
Other income (expense):
Interest income (expense), net	(350)	(418)	(1,550)	(2,006)
Loss before income taxes	(7,722)	(10,717)	(31,032)	(37,300)
Income tax provision (benefit)	(259)	(710)	(245)	(700)
Net loss and comprehensive loss	$(7,463)	$(10,007)	$(30,787)	$(36,600)
Deemed dividend applicable to beneficial conversion feature of Series A preferred stock	(5,870)	—	(7,748)	—
Net loss applicable to common shareholders	(13,333)	(10,007)	(38,535)	(36,600)
Net Loss per Common Share:
Basic and diluted	$(3.72)	$(5.77)	$(17.42)	$(21.18)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	3,580,992	1,734,601	2,211,740	1,728,321

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$8,832	$3,441
Short-term marketable securities	16,001	28,809
Trade accounts receivable, net of $0 allowance for doubtful accounts	930	649
Inventories	3,739	3,939
Prepaid expenses and other current assets	5,614	5,271
Total current assets	35,116	42,109
Property and equipment, net	7,805	9,822
Intangible assets, net	18,651	22,408
Other assets	264	264
Total assets	$61,836	$74,603
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,325	$675
Short-term deferred payments	1,922	1,343
Notes payable, current	5,973	9,851
Accrued expenses and other short-term liabilities	5,847	6,767
Total current liabilities	15,067	18,636
Deferred payments	9,620	10,737
Other long-term liabilities	267	317
Total liabilities	24,954	29,690
Stockholders' Equity:
Total Stockholders' Equity	36,882	44,913
Total liabilities and stockholders' equity	$61,836	$74,603